UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

October 4, 2007

Date of Report (Date of earliest event reported)

Commission File No. 000-16449

RAINING DATA CORPORATION

(Exact Name of registrant as specified in its charter)

Delaware	94-3046892
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

25A Technology Drive, Irvine, CA 92618

(Address of principal executive offices, Zip Code)

(949) 442-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(c)                                  As previously disclosed on a Current Report on Form 8-K filed on August 10, 2007, Raining Data Corporation (the “Company”) recently became aware that as of August 1, 2006, the Company ceased to be a “Controlled Company” as defined in Nasdaq Marketplace Rule 4350(c)(5). As of such date, Astoria Capital Partners, L.P.’s (“Astoria”) voting power was reduced to below 50% due to an increase in the Company’s total shares outstanding. The Company’s definitive proxy statement filed on January 16, 2007 (the “Proxy”) incorrectly stated that the Company was a “Controlled Company” because more than 50% of its voting power was held by Astoria. The Proxy also indicated that the Company was relying on the Controlled Company exemption set forth in Nasdaq Marketplace Rule 4350(c)(5) to allow Richard Koe, a non-independent director, to serve on both the Compensation Committee and Nominating and Corporate Governance Committee. Due to the fact that the Company was no longer eligible to rely upon the Controlled Company exemption, the Company was out of compliance with Nasdaq’s Compensation and Nominating Committee requirements since Astoria’s voting power declined below 50%. As a result of the foregoing, on October 8, 2007, the Company received a letter of reprimand (the “Letter”) from Nasdaq.

On August 10, 2007, the Company appointed Gerald Chew, an independent director, to serve on the Company’s Compensation Committee and Nominating and Corporate Governance Committee, and Richard Koe remained on such committees in reliance on the exceptional and limited circumstances exception set forth in Nasdaq Marketplace Rules 4350(c)(3)(C) and (c)(4)(C). As a result of such appointment, the Letter confirmed that the Company is now compliant with Nasdaq’s Compensation and Nominating Committee requirements.

In accordance with Nasdaq Marketplace Rule 4803(b), on October 10, 2007, the Company issued a press release announcing receipt of the Letter. A copy of the press release is included as Exhibit 99.1 hereto and is incorporated herein by reference.

Due to Astoria’s conversion of outstanding debt in October 2007, as described below, Astoria holds more than 50% of the Company’s voting power and, therefore, the Company is once again a “Controlled Company” as defined in Nasdaq Marketplace Rule 4350(c)(5).

ITEM 3.02 Unregistered Sales of Equity Securities.

(a)                                  As previously disclosed in the Company’s periodic reports filed with the SEC, Astoria, GFAM Hedge Partnership (“GFAM”) and CAM Small Cap Fund L.P., are each holders of a 5% Convertible Subordinated Note Due 2008. The interest rate of the Convertible Subordinated Notes is 5% per annum, payable quarterly, which has been paid through increases to the outstanding principal of the Convertible Subordinated Notes. The Convertible Subordinated Notes have a maturity date of May 30, 2008. The Convertible Subordinated Notes are convertible into common stock, at the option of the holder, at a price of $5.00 per share, at any time through May 29, 2008.

On October 4, 2007, the Company received a conversion notice from Astoria and on October 5, 2007, the Company received a conversion notice from GFAM, each electing to convert its Convertible Subordinated Note in full. As a result, $22,917,000 of outstanding principal owed to Astoria under its Convertible Subordinate Note was converted into 4,583,400 shares of the Company’s common stock, and $981,000 of outstanding principal owed to GFAM under its Convertible Subordinated Note was converted into 196,200 shares of the Company’s common stock. Per the terms of the Convertible Subordinated Notes, the Company will make a cash payment to Astoria and GFAM of approximately $13,181 and $1,264, respectively, with respect to those amounts outstanding under the Convertible Subordinated Notes that were not converted into shares of common stock. Following the conversion of such Convertible Subordinated Notes and the cash payment to Astoria and GFAM, the Convertible Subordinated Notes held by Astoria and GFAM will be cancelled. Following such conversion, Astoria will hold approximately 57% of the voting power of the Company. As of the date hereof, one Convertible Subordinated Note remains outstanding, with a principal balance of approximately $955,000.

The conversion into common stock constituted an exchange with existing security holders without payment for any solicitation, and was therefore exempt from registration under Section 3(a)(9) of the Securities Act of 1933, as amended.

On October 5, 2007, the Company issued a press release announcing its receipt of the conversion notice from Astoria, the text of which is attached hereto as Exhibit 99.2 and incorporated herein by reference, and on October 9, 2007, the Company issued a press release announcing its receipt of the conversion notice from GFAM, the text of which is attached hereto as Exhibit 99.3 and incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Press Release dated October 10, 2007
99.2	Press Release dated October 5, 2007
99.3	Press Release dated October 9, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RAINING DATA CORPORATION

Dated: October 10, 2007	By:	/s/ Thomas Lim
Thomas Lim
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated October 10, 2007.
99.2	Press Release dated October 5, 2007
99.3	Press Release dated October 9, 2007